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                                                                Exhibit 10.47

                            Chautauqua Airlines, Inc.

                           2500 South High School Road
                           Indianapolis, Indiana 46241

December 18, 2001

Aviation Financial Services Inc.
c/o GE Engine Leasing
GE Capital Aviation Services, Inc.
201 High Ridge Road
Stamford, Connecticut 06927

Re: Master Engine Lease Agreement (the "Lease") dated as of December 18, 2001, incorporating the terms of that certain Engine Lease Common Terms Agreement between General Electric Capital Corporation and Lessee (the "CTA"), between Chautauqua Airlines, Inc. (the "Lessee") and Aviation Financial Services Inc. ("Lessor"). Capitalized terms used and not defined herein shall be given the meanings assigned in the Lease.

Dear Madams/Sirs:

The parties hereto agree that for all purposes of the Lease, Section 8.7(a)(vi) of the CTA shall be deemed to be amended by adding at the end thereof:

"In addition to the foregoing requirements, so long as Aviation Financial Services Inc. or an Affiliate of Aviation Financial Services Inc. is the Lessor, Lessee shall not, during the Term, enter into any merger with or into or consolidation with, or sell, convey, transfer, lease or otherwise dispose of in one or a series of transactions all or substantially all of its assets as an entirety to any Person, unless the surviving corporation or Person which acquires by purchase, conveyance, transfer or lease all or substantially all of the assets of the Lessee as an entirety (A) is a domestic corporation organized and existing under the laws of the United States or any State of the United States, (B) is a Citizen of the United States, (C) is a Certificated Air Carrier, (D) if not the Lessee, executes a duly authorized, legal, valid, binding, and enforceable agreement, reasonably satisfactory in form and substance to Lessor, Owner and the Financing Parties' Representative, containing an effective assumption of all of the Lessee's, as applicable, obligations hereunder and under the Engine Lease Agreement, and each other document contemplated hereby or thereby and delivers such instrument to the Lessor, Owner and the Financing Parties' Representative, (E) provides an opinion from counsel (which counsel may be the Lessee's General Counsel) delivered to the Lessor, Owner and the Financing Parties' Representative, which opinion shall be reasonably satisfactory to the

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Lessor, and an officer's certificate (which may rely, as to legal matters, on such legal opinion), each stating that such merger, consolidation, conveyance, transfer, lease or other disposition and the instrument noted in Section 8.7(a)(vi)(B) of the CTA complies with this letter agreement and Section 8.7(a)(vi) of the CTA, that such instrument is a legal, valid and binding obligation of, and is enforceable against, such survivor or Person, and that all conditions precedent herein provided for relating to such transaction have been complied with, and (F) such survivor or Person makes such filings and recordings with the FAA as may be required pursuant to part A of subtitle VII of Title 49, United States Code to evidence such merger or consolidation; PROVIDED THAT, no such merger, consolidation or conveyance, transfer or lease shall be permitted if (1) immediately after giving effect to such consolidation, merger, purchase, conveyance, transfer, lease or other disposition, an Event of Default shall have occurred and be continuing or (2) the surviving Person in such transaction has a tangible net worth, as determined in accordance with generally accepted accounting principles immediately following such transaction, of less than seventy-five percent (75%) of Lessee, as measured immediately prior to such transaction.

In addition to the foregoing requirements, so long as Aviation Financial Services Inc. or an Affiliate of Aviation Financial Services Inc. is the Lessor
(A) during the first five (5) years of the Term, the Lessee shall not enter into any merger with or into or consolidation with, or sell, convey, transfer, lease or otherwise dispose of in one or a series of transactions all or substantially all of its assets to any Person nor shall Wexford Air Holdings, Inc. (the "Wexford Shareholder") sell any of its shares of common stock in the Lessee (collectively, a "Transaction") without the prior written consent of the Lessor, such consent not to be unreasonably withheld, unless: (i) following such Transaction, the Wexford Shareholder is the shareholder owning the greatest number of shares of common stock of the Lessee or other surviving entity; or
(ii) the acquiring or successor entity in such Transaction is a Certificated Air Carrier with a tangible net worth of not less than Fifty Million Dollars ($50,000,000.00) or a Group III air carrier as determined under 14 CFR 241,
Section 04 (or, if such determination has not been made, an air carrier with annual operating revenues of One Billion Dollars ($1,000,000,000.00); or (iii) immediately following the Transaction, Lessee receives and retains net proceeds of at least Twenty Five Million Dollars ($25,000,000.00); and (B) clause (2) of the proviso in the immediately preceding paragraph shall not apply during the first five (5) years of the Term with respect to any Transaction that otherwise fully satisfies any one of the conditions set forth in subclauses (i), (ii), or
(iii) in clause (A) of this paragraph."

The agreement stated in this letter is for the sole benefit of Aviation Financial Services Inc. and its Affiliates and shall terminate if at any time Aviation Financial Services Inc. or an Affiliate ceases to be the Lessor. Each party agrees that it will not disclose the terms of this letter (other than to its accountants, attorneys, agents or consultants), including to potential assignees, except as required by law.

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If you agree with the terms of this letter, please so indicate by executing the letter where indicated below.

Very truly yours,

CHAUTAUQUA AIRLINES, INC.

By:  /s/ Robert H. Cooper
     --------------------------
     Name:  Robert H. Cooper
     Title: Vice President

ACCEPTED AND AGREED:

AVIATION FINANCIAL SERVICES INC.

By:  Charles H. Meyer
     --------------------------
     Name:  Charles H. Meyer
     Title: Vice President